Exhibit 10.12

AMENDMENT NO. 4

TO

MARINA VILLAGE NET OFFICE–TECH LEASE

THIS AMENDMENT NO. 4 (“Amendment No. 4”) is made and entered into as of March 1, 2005 (the “Effective Date”), by and between ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership (“Landlord”), and XENOGEN CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant executed that certain Marina Village Net Office-Tech Lease, dated as of January 15, 1998, as amended by Amendment No. 1 dated July 16, 1998, Amendment No. 2 dated November 28, 2000, and Amendment No. 3 dated January 30, 2003 (collectively, the “Lease”) for the lease of certain premises located at 860 Atlantic Avenue, in the City of Alameda, California. The capitalized terms used in this Amendment No. 4 shall have the meanings set forth in the Lease unless otherwise specified herein.

B.	Landlord and Tenant desire to amend the Lease on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, Landlord and Tenant hereby agree as follows:

1.	Amendment of Paragraph 13.

(a)	Paragraph 13(a)(1) of the Lease is hereby deleted in its entirety and the following language is substituted in its place:

“Tenant’s failure to pay any rent or other sum payable hereunder when due in accordance with the provisions of this Lease where such failure is the first (1st) or second (2nd) failure to timely pay in any calendar year during the term of the Lease and such failure is not cured within five (5) days after delivery of notice to Tenant from Landlord specifying such failure to pay, and thereafter, Tenant’s failure to pay rent or any other sum payable hereunder when due; provided, however, that any notice provided by Landlord hereunder shall be in lieu, of and not in addition to, any notice required under Section 1161 et seq. of the California Code of Civil Procedure;”

(b)	Paragraph 13(a)(5) is hereby deleted in its entirety and the following language is substituted in its place:

“5. the default by Tenant beyond applicable notice and cure periods in the performance of any of the terms, covenants, agreements, or conditions contained in (A) that certain Marina Village Net Office-Tech Lease dated June 6, 2000, as amended, by and between Landlord and Tenant for premises located at 2061 Challenger Drive, Suites 100, 101, 102 and 103, Alameda, California (the ‘Challenger Lease’); and (B) that certain Marina Village Net Office-Tech Lease dated as of March 1, 2005 by and between Landlord and Tenant for premises located at 850 Marina Village Parkway, Alameda, California (the ‘850 Lease’).”

(c)	The following text is added at the end of Paragraph 13(b):

“6. Landlord shall also have the remedy described in California Civil Code Section 1951.4 (lessor may continue the lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).

7. Landlord’s acceptance of payment from Tenant of less than the amount of rent then due shall not constitute a waiver of any rights of Landlord or Tenant including, without limitation, any right of Landlord to recover possession of the Premises.”

(d)	Paragraph 13(d) is hereby deleted in its entirety and the following language substituted in its place:

“d. Tenant hereby waives all rights under California Code of Civil Procedure Section 1179 and California Civil Code Section 3275 providing for relief from forfeiture, and any other right now or hereafter existing to redeem the Premises or reinstate this Lease after termination pursuant to this Paragraph 13 or by order or judgment of any court or by and legal process; provided, however, that such waiver shall only apply in the case of monetary defaults and/or material nonmonetary defaults by Tenant under this Lease.

e. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereby against the other on any matters not relating to personal injury or property damage but otherwise arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant under this Lease, Tenant’s use or occupancy of the Premises and any statutory remedy.

f. The remedies provided for in this Lease are in addition to any other remedies available to Landlord at law or in equity, by statute or otherwise.”

2.	Amendment of Paragraph 15. The following language is added at the end of Paragraph 15:

“Tenant waives the provisions of California Civil Code Section 1950.7, and all other present or future laws that restrict the amount or types of claims that a landlord may make upon a security deposit or imposes upon a landlord or a successor any obligation with respect to the handling or return of security deposits. Notwithstanding anything to the contrary herein, Tenant acknowledges and agrees that the amount of the security deposit under the Lease, that would otherwise be returned to Tenant hereunder, if any, shall not be returned to Tenant but, rather, shall be applied by Landlord as the deposit under the 850 Lease.”

3.	Amendment of Paragraph 20. The following language is added to the end of Paragraph 20:

“In addition, such communications shall be deemed given when transmitted to a party by electronic facsimile, with confirmation of receipt, to the telephone number specified in the Basic Lease Information, as it may be changed by notice.”

4.	Specialized Improvements. Landlord and Tenant agree that Tenant has installed improvements in the Premises that relate to its permitted uses hereunder, such as lab facilities, that are not ordinary office use improvements, including, without limitation, the improvements described on Exhibit A attached hereto (collectively, “Specialized Improvements”). Tenant shall have the right to remove the Specialized Improvements, at Tenant’s sole expense, but solely if the removal results in the relocation of the Specialized Improvements to the premises leased by Tenant under the Challenger Lease or the 850 Lease, provided that Tenant fully restores the Premises to their building standard, open configuration condition, as existed prior to the installation of such Specialized Improvements, including, without limitation, removing or capping utility supply lines and waste return lines as directed by Landlord; provided, however, that the autoclave, boilers and washers that constitute part of the Specialized Improvements may be removed whether or not the same are relocated to the premises leased by Tenant under the Challenger Lease or the 850 Lease. Notwithstanding anything to the contrary in the Lease, in no event shall Tenant be required to remove any of the Specialized Improvements or any other improvements installed with Landlord’s consent pursuant to the terms of the Lease that are existing in or about the Premises as of the date hereof.

5.	Early Termination and Return of Premises to Landlord.

(a)	On or before the date which is seven (7) months after the Commencement Date under the 850 Lease (the “Premises Return Date”), subject to extension for delays resulting from casualty, shortages of labor or materials or other causes beyond Tenant’s reasonable control, Tenant shall return all of the Premises to Landlord in the condition required under the Lease.

(b)	Provided that (1) the 850 Lease shall be in full force and effect, (2) Tenant shall not be in default under the 850 Lease and Tenant shall not have assigned the 850 Lease or sublet the premises leased thereunder to anyone other than a Permitted Transferee thereunder; and (3) Tenant has returned all of the Premises in accordance with Paragraph 5(a) above, Landlord shall use commercially reasonable efforts to relet the Premises for the period following the Premises

Return Date. During the period following the Premises Return Date and ending on the final Early Termination Date (as defined below), Tenant shall continue to pay rent and perform its other obligations under the Lease with respect to all or any portion of the Premises as to which an Early Termination (as defined below) has not occurred, except as otherwise provided herein. If Landlord is successful, having used commercially reasonable efforts, in reletting all or any portion of the Premises following the Premises Return Date, Landlord shall notify Tenant of such fact, and Landlord’s notice(s) shall specify which portion of the Premises is affected and a date for early termination of this Lease (each, an “Early Termination”) with respect to such portion of the Premises (each, an “Early Termination Date”) in which event the Lease shall terminate on the following terms:

(i)	With respect to any reletting of less than all of the Premises, Landlord shall provide for separate metering of the portion of the Premises remaining the reletting so that Tenant is not responsible for payment of any utility cost for the portion of the Premises so relet following the applicable Early Termination Date;

(ii)	From and after an Early Termination Date, the Lease shall terminate and each party shall be fully and unconditionally discharged from its respective obligations under the Lease arising or accruing after the applicable Early Termination Date as to the affected portion(s) of the Premises, other than with respect to amounts which may be payable to Landlord as an increase in Base Rent under the 850 Lease to compensate Landlord for the loss of amounts which, but for such early termination, would have been payable under this Lease; and

(iii)	The Lease shall only be fully terminated prior to the date of Term Expiration as a result of the Early Termination(s) if Landlord shall have provided Tenant with one or more notices specifying that the entire Premises has been relet, in which event, from and after the final Early Termination Date, each party shall be fully and unconditionally discharged from their respective obligations under the Lease arising after the final Early Termination Date.

6.	Counterparts. This Amendment No. 4 may be executed, acknowledged and delivered in any number of counterparts, and each of such counterparts shall constitute an original but all together only one Amendment No. 4.

7.	Headings. Any headings or captions preceding the text of the several sections hereof are intended solely for convenience of reference and shall not constitute a part of this Amendment No. 4 nor shall they affect its meaning, construction or effect.

8.	Reference to Lease. Any and all notices, requests, certificates and other documents or instruments executed and delivered concurrently with or after the execution and delivery of this Amendment No. 4 may refer to the Lease without making specific reference to this Amendment No. 4, but nevertheless all such references shall be deemed to include this Amendment No. 4, unless the context shall otherwise require.

9.	Effectiveness of Amendment No. 4.

(a)	This Amendment No. 4 is conditioned upon (i) the concurrent execution of Amendment No. 2 to the Challenger Lease; (ii) the concurrent execution of the 850 Lease; (iii) Landlord having received the consent of its lender to this Lease, reasonable evidence of which Landlord shall promptly deliver to Tenant; and (iv) the satisfaction of all of the conditions set forth in Section 19 of Amendment No. 2 to the Challenger Lease and Section 26 of the Addendum to the 850 Lease, reasonable evidence of which Landlord shall promptly deliver to Tenant.

(b)	Notwithstanding anything to the contrary herein, in the event Tenant or Landlord (as the case may be) exercises the Plan Termination Right or the Late Delivery Termination Right under the 850 Lease, this Amendment No. 4 shall become null and void and of no force or effect; provided, however, that in such event, notwithstanding anything to the contrary in the Lease, Tenant shall have the right, at its election in its sole discretion, to extend the term of the Lease beyond the date of Term Expiration set forth in the Lease for a period commencing on March 1, 2006 and ending eighteen (18) months after either (i) the date of exercise by Tenant or Landlord, as the case may be, of the Plan Termination Right under the 850 Lease or (ii) the date of exercise by Tenant of the Late Delivery Termination Right (either, the “Exercise Date”).

(c)	If Tenant makes the election to extend the term of the Lease under subparagraph (b), notice thereof shall be delivered to Landlord within five (5) business days of the Exercise Date and such extended term shall be on the same terms and conditions as contained in the Lease (including, without limitation, the same rent payable during the last month of the term of the Lease), and the parties shall promptly execute an amendment to the Lease to provide for such Lease term extension. If Tenant fails to make such election by delivering its notice to Landlord within such five (5) business day period, the Lease shall terminate on the date of Term Expiration set forth in the Lease.

(d)	Furthermore, if neither the Plan Termination Right nor the Late Delivery Termination Right are timely exercised by Landlord or Tenant, as the case may be, then Tenant shall have the right, at its election in its sole discretion, to extend the term of the Lease beyond the date of Term Expiration set forth in the Lease for a period, commencing on March 1, 2006, equal to the number of days, on a day for day basis, between September 1, 2005 and the actual Commencement Date of the 850 Lease. If Tenant makes such election, notice thereof shall be delivered to Landlord within five business (5) days after the expiration of the notice period for the Late Delivery Termination Right, and the extended term shall be on the same terms and conditions as contained in the Lease (including, without limitation, the same rent payable during the last month of the term of the Lease). The parties shall promptly execute an amendment to the Lease to provide for such Lease term extension as soon as the Commencement Date of the 850 Lease is determined. If Tenant fails to make such election by delivering its notice to Landlord within such five (5) business day period, the Lease shall terminate on the date of Term Expiration set forth in the Lease.

10.	Effectiveness of Lease. Except as expressly provided herein, nothing in this Amendment No. 4 shall be deemed to waive or modify any of the provisions of the Lease, or any addendum thereto, and the parties hereby ratify and confirm the provisions of the Lease as amended in paragraphs 1 through 5 above. In the event of any conflict between the Lease, this Amendment No. 4 or any other amendment or addendum thereof, the document later in time shall prevail.

11.	Entire Agreement. This Amendment No. 4, together with the 850 Lease and the Challenger Lease, as amended, set forth the entire understanding of the parties in connection with the subject matter hereof. There are no agreements between Landlord and Tenant relating to the Lease or the Premises other than those set forth in writing and signed by the parties herein and in the 850 Lease and the Challenger Lease. Neither party hereto has relied on any understanding, representation or warranty not set forth herein, either oral or written, as an inducement to enter into this Amendment No. 4.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment No. 4 as of the Effective Date.

TENANT:	LANDLORD:

XENOGEN CORPORATION, a Delaware corporation	ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership

By:	By:	Vintage Alameda Investments, LP, a California limited partnership its operating general partner
Name:
Title:		By:	Vintage Properties - Alameda Commercial, a California corporation, its managing general partner

By:			By:
Name:			Name:	Joseph R. Seiger
Title:			Title:	President

EXHIBIT A

List of Specialized Improvements

860 Atlantic Avenue, Alameda

Large Equipment List to be retained by Xenogen Corporation

Room #’s	Equipment To Be Moved
152 Library	Wood Case Work Shelves

151 Café Kitchen	Free Standing Items (appliances, etc…)

193A Boiler Room	4 Parker Boilers Fill Tank Condensate Return Water Softener Chemical Feed Tank Water Temperer Unit

121 Clean Side	Girton Cage Washer Consolidated Stills and Sterilizers Autoclave Bottle Feeder Stainless Sink Mount

122 Dirty Side	Stainless Sink Mount

130 Shipping and Receiving Dock	Emergency Generator and Control Panel Cryogenic Storage Units.

127 Mechanical Room	O2, CO2 Manifolds, Tanks, and Racks RO/DI System UV Light Assembly Water Softener System Resin Packs

127 Mechanical Room	“House Air” Compressor and Filter Drier Assemblies Drier Kit for HVAC Compressor.

145 Ante Room	Temperature Reader Alarm Panel Existing Temperature Sensors for the Panel.

128 Corridor Area	Temperature Reader Alarm Panel Existing Temperature Sensors for the Panel.

180 Tissue Culture	MAC10’s Air Blowers Ceiling Mounted.

187 Server Room	Sanyo Split Air Unit with Compressor All Rack Mounts and Servers.